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                                                                       EXHIBIT 2



                                   (VSNL LOGO)


                                                             Rishabh Nath Aditya
                                                     Assistant Company Secretary

HQ/CS/18AGM/10858
14 July 2004

Dear Sir,

              Sub: Intimation of Book Closure Dates of the Company.

     Pursuant to clause 16 of the listing agreement, please be informed that the Register of Transfers and Register of Members of the Company shall remain closed from 16 August 2004 to 2 September 2004 (both days inclusive) for the purpose of dividend for the year 2003-04. Dividend on Equity Shares as recommended by the Directors for the year ended 31st March, 2004, when declared by the members at the Annual General Meeting, will be paid:

     (i) to those shareholders whose names appear on the Company's Register of Members after giving effect to all valid share transfers in physical form lodged with the Registrar & Transfer Agents (R&T Agents) of the Company on or before Friday, 13 August 2004.


     (ii) in respect of shares held in electronic form, to those "deemed members" whose names appear in the statements of beneficial ownership furnished by National Securities Depository Limited (NSDL) and Central Depository Services (India) Limited (CDSL) as at the end of business on Friday, 13 August 2004. In respect of shares held in demat mode, the dividend will be paid on the basis of beneficial ownership as per details to be furnished by NSDL and CDSL for this purpose.


2. The Board has recommended to the shareholders a dividend of Rs.4.50 (Rupees Four and Fifty Paisa only) per share.

     Thanking you,

                                                               Yours faithfully,
                                                For Videsh Sanchar Nigam Limited


                                                                  Rishabh Aditya
                                                         Asst. Company Secretary

To : List Attached


1)   Security Code 23624, The Stock Exchange, Mumbai. Fax No.(22) 2722061,
     2721072.


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2)   Security Code 32149, The Secretary, Calcutta Stock Exchange Assn. Ltd, Fax
     No.(33)2202514/2283724.
3) Security Code 5251, The Asst. Manager (Listing), National Stock Exchange of India Limited. Fax Nos.: (22) 6598237/38.
6)   National Securities Depository Ltd. Fax Nos. : 497 29 93.
7)   Mr. Vijay Bhojwani, The Bank of New York. Fax No.204 49 42.
8)   Sharepro Services. Fax No. 2837 5646
9) Marc H. Iyeki,Director, New York Stock Exchange, Fax No: (212) 656-5071 /72 / Madhu Kannan, Managing Director, New York Stock Exchange, Fax No: (212) 265-2016
10) Mr. Hitendra Patil, Vice President (Operations) Central Depository Services (India) Limited. Fax : 2267 3199.
11)  Ms. Tarani, for SEC filing requirements, Fax 1195